Walmart to Transfer Stock Exchange Listing to Nasdaq
Ticker to remain “WMT”

Bentonville, Ark., Nov. 20, 2025 – Walmart Inc. (NYSE: WMT) today announced it will transfer the listing of its common stock to The Nasdaq Stock Market LLC (Nasdaq). The company expects its common stock to begin trading on the Nasdaq Global Select Market on December 9, 2025, under its current ticker symbol "WMT".
The move to Nasdaq underscores the strong alignment between Walmart and Nasdaq's shared values: a technology-forward approach, delivering exceptional client value, and redefining their respective industries through innovation.
In addition to its common stock listing, Walmart will also transfer the listing of nine bonds to Nasdaq (list below).
“Moving to Nasdaq aligns with the people-led, tech-powered approach to our long-term strategy. Walmart is setting a new standard for omnichannel retail by integrating automation and AI to build smarter, faster, and more connected experiences for customers, while enabling our associates to deliver even greater value at scale. We are appreciative of our long partnership with such a storied institution as the New York Stock Exchange. We are excited about partnering with Nasdaq on this next chapter of our growth story,” said John David Rainey, chief financial officer, Walmart Inc.

Title of each class	Trading Symbol(s)

2.550% Notes due 2026	WMT26
1.050% Notes due 2026	WMT26A
1.500% Notes due 2028	WMT28C
4.875% Notes due 2029	WMT29B
5.750% Notes due 2030	WMT30B
1.800% Notes due 2031	WMT31A
5.625% Notes due 2034	WMT34
5.250% Notes due 2035	WMT35A
4.875% Notes due 2039	WMT39

About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better — anytime and anywhere — in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Contacts:	Investors	Media
	Steph Wissink	Meggan Kring
	Investor Relations	Corporate Communications
	800-438-6278	800-331-0085
	IR@walmart.com	press@walmart.com